September 26, 2026

Dipti Vachani

Dipti,

Adeia Guides Inc. (“Adeia”) is pleased to offer employment to you as Chief Executive Officer, reporting directly to the Board of Directors of Adeia Inc. (the “Board”), on the terms set forth in this letter. Adeia and its affiliates are referred to in this letter as the “Company.” We are excited about the possibility of you joining our team and look forward to a mutually beneficial and successful relationship. This letter sets out the terms and conditions of your employment with us.

Board Appointment

In connection with your appointment as Chief Executive Officer, you will also be appointed to the Board, effective as of your Start Date, subject to such corporate action as may be required under applicable law and the Company’s organizational documents. You agree to accept such appointment and to serve as a director of Adeia Inc. subject to the Company’s organizational documents, corporate governance guidelines, policies and applicable law.

Compensation and Benefits

The compensation and benefits applicable to your position are summarized on Attachment A, which is incorporated by reference into this letter. Adeia and Company reserve the right, in their sole discretion and to the extent permitted by applicable law, to modify, amend, suspend, or terminate any compensation, bonus, equity, or benefit plans, programs, or policies at any time, with or without prior notice.

Your employment is contingent upon the successful completion of a background check and verification of references, to Adeia’s satisfaction. Adeia reserves the right to rescind this offer or terminate your employment if the results of such checks are unsatisfactory or if any information provided is found to be inaccurate or incomplete. If you have questions regarding any of these requirements, please let Human Resources know.

At-Will Employment

By accepting this offer, you acknowledge and agree that your employment with Adeia is and will remain at-will. This means that either you or Adeia may terminate the employment relationship at any time, with or without cause or advance notice, subject only to applicable law. Nothing in this letter or in any Adeia or Company agreement, policy or communication shall be construed as creating a contract of employment for any specified duration or altering the at-will nature of your employment. The at-will nature of your employment may be modified only by a written agreement signed by you and an authorized officer of Adeia.

CompanyPolicies and Handbook

As a condition of your employment, you agree to comply with all Company policies, procedures, and standards of conduct, including those set forth in the Company’s employee handbook, as may be amended from time to time. The Company reserves the right to modify, interpret, suspend, or discontinue any such policies or procedures, in whole or in part, at its discretion, consistent with applicable law.

Confidentiality and Proprietary Rights

During the course of your employment, you may have access to confidential, proprietary or trade secret information of or related to the Company. As a condition of your employment, you will be required to sign and comply with the Company’s Proprietary Information, Inventions and Ethics Agreement in a form acceptable to the Company, which will be provided to you separately. You agree that you will not use or disclose any confidential or proprietary information of any prior employer or third party in the course of your employment with Adeia or with any other entity of Company. By accepting this offer, you represent and warrant that your employment with the Company will not violate any agreement or obligation you have with any third party.

Arbitration Agreement

As a condition of your employment, you will be required to review, sign, and comply with the Company’s Mutual Arbitration Policy and Agreement in a form acceptable to the Company, which will be provided to you separately. This agreement requires that most employment-related disputes be resolved through final and binding arbitration rather than in court.

Employment Eligibility

As required by federal law, your employment is contingent upon your ability to provide satisfactory proof of your identity and authorization to work in the United States. You will be required to complete a Form I-9 and provide appropriate documentation within three (3) business days of your start date.

Entire Agreement

This letter, together with Attachment A and any documents expressly referenced herein, including any severance, change-in-control, indemnification, equity award or other agreements entered into in connection with your appointment, constitutes the complete and exclusive statement of the terms of your employment with the Company and supersedes all prior or contemporaneous representations, agreements, or understandings, whether written or oral, relating to the subject matter hereof. This letter may not be amended or modified except by a written agreement signed by you and an authorized representative of the Company.

Governing Law

This letter will be governed by and construed in accordance with the laws of the state in which you are employed by Adeia without regard to the conflicts of law provisions thereof.

This offer will remain open for acceptance until three (3) business days from the date of this letter, after which it will expire unless extended by Adeia in writing.

If you accept this offer, please sign and return this letter to Human Resources.

We look forward to welcoming you to Adeia.

Sincerely,

/s/ Christina Sawyer

Christina Sawyer

Chief People Officer

Acceptance:
/s/ Dipti Vachani	9/26/2026	October 12, 2026
Dipti Vachani	Date	Start Date

Attachment A

Compensation Plan and Benefits Package

Title	Chief Executive Officer
Salary/Wage	$730,000 per annum
Location	Hybrid, San Jose, CA
Status	Full-time Regular Exempt
Incentive Compensation Plan (“ICP”)

Target of 100% of base salary with the bonus amount based upon the Company’s achievement of its financial objectives and upon the achievement of individual objectives in accordance with the ICP.

For 2026, the bonus amount will be prorated from your Start Date.

Benefits

When you join Adeia, you will be eligible to participate in certain benefit plans and programs that are generally afforded to U.S. Adeia employees and executives (including medical, dental, vision, 401(k), and life insurance), in accordance with and subject to the terms and conditions applicable to those plans and programs. All benefit plans and programs to which you are eligible to participate (and the policies associated therewith) may be modified, supplemented, changed or terminated (including with prospective effect) at any time. Some or all of these plans may require contributions from you and may also be subject to waiting periods for new employees. The People Team will provide you with details of the plans and programs to which you are eligible on or prior to your start date and you will be able to select benefits during your first 30 days of employment.

Equity Awards

You will be granted new hire equity awards under Adeia’s Amended and Restated 2020 Equity Incentive Plan with a target grant value of $11,000,000.

The new hire equity awards will be issued as two grants: (i) a new hire restricted stock unit (“RSU”) award with a grant date value of $4,400,000, which shall be composed entirely of time-based RSU shares (vesting over four years per the Company’s standard vesting terms), and (ii) a performance-based RSU (“PRSU”) award with a target grant date value of $6,600,000 (vesting based on terms and conditions described below). The grant date of the new hire equity awards shall be your Start Date. In order to vest a portion of an award on a given vesting date, you must be employed by Adeia on such vesting date.

The amount of shares subject to the new hire RSUs and the target amount of shares subject to the new hire PRSUs will be determined based upon the average closing price of Adeia common stock for the 30 trading day period ending on the last trading day before the grant date, rounded up or down to the nearest 10 shares and such new hire equity awards will vest in accordance with the terms and conditions of the applicable grant notice and agreement, which will be delivered under separate cover.

The new hire PRSUs will be earned based on the Company's EBITDA (excluding litigation) achievement measured annually over a three-year performance period commencing on your employment start date, with each calendar year during the performance period having earned shares banked at 0% (below threshold), 50% (threshold), 100% (target) or 200% (maximum) of that calendar year's target banking opportunity (using linear interpolation between those points and prorated as applicable for partial calendar years 2026 and 2029 that occur during the performance period), and the aggregate banked shares further adjusted, up or down, by up to 33% based on the Company's relative total shareholder return (rTSR) over the performance period, subject to an overall payout range of 0% to 200% of target. Shares banked in respect of each performance year will not vest until the end of the three-year performance period, at which time all banked (and rTSR-adjusted) shares will vest, if at all, in a single vesting event, subject to continued employment through the vesting date and certification by the Compensation Committee.

You will also be eligible to receive Adeia’s next annual merit/refresh equity grant in 2027, consistent with Adeia’s practice for other senior executives.

Severance	You will enter into a CEO severance agreement, including any customary attachments, in a form acceptable to Adeia.
Legal Expenses	The Company agrees to reimburse up to $20,000 of your out-of-pocket legal expenses incurred in connection with the evaluation and consideration of your employment with the Company.